Exhibit 10.6

SECOND AMENDMENT TO LETTER AGREEMENT

This second amendment (this “Amendment”) amends, effective December 26, 2019, the employment letter agreement entered into by and between Mark Crosby (the “Executive” or “you”), Michaels Stores, Inc. (the “Company”) and The Michaels Companies, Inc. (“Parent”), as previously amended on October 21, 2019, describing the terms and conditions of the Executive’s employment with the Company (the “Letter Agreement”) as set forth below. Capitalized terms not defined in this Amendment have the respective meanings ascribed to them in the Letter Agreement.

In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto desire to amend the Letter Agreement as follows:

1.             The following sentence shall be added to the end of Section 1(b) of the Letter Agreement:

“For the avoidance of doubt, the earliest that you would be eligible to receive any equity awards of Parent in respect of any post-employment service on the Board would be as part of Parent’s regular annual grant practices for members of the Board in March/April 2021.”

2.             The following sentence shall be added after the first sentence of Section 6(b) of the Letter Agreement:

“Notwithstanding anything to the contrary set forth in the Annual Incentive Plan, in the event your employment hereunder is terminated by the Company without Cause, you will be eligible for such pro-rated rated bonus based on your service through the termination date.”

3.             The following sentence shall be added to the end of Section 7 of the Letter Agreement:

“In the event your employment hereunder is terminated by the Company without Cause because of the appointment of a new Chief Executive Officer of the Company, subject to your timely electing continued coverage of your group medical and dental coverage under COBRA (“COBRA Coverage”) and signing an effective release of claims in the form provided by the Company, the Company will pay you a monthly cash amount for so long as you continue to receive COBRA Coverage from the Company equal to (i) the Company-paid portion of the group medical and dental plan premiums for your (and your spouse’s and dependents’ coverage, as applicable) coverage immediately prior to your employment termination date, pro-rated for each payroll period, multiplied by (ii) 130%. The foregoing amounts shall be paid in accordance with the Company’s regular payroll practices, commencing on the next regular payday that is at least five (5) business days following the effective date of the release of claims.”

4.             By signing this Amendment, the Executive, the Company, and Parent are providing their express written consent to the changes to the terms and conditions of the Executive’s employment described in this Amendment. Except as expressly modified herein, the Letter Agreement remains in full force and effect, and is binding on the Executive, the Company, and Parent in accordance with its terms. The Executive acknowledges and agrees that the Letter Agreement, as amended by this Amendment, constitutes the entire agreement between the Executive, the Company, and Parent with respect to the terms and conditions of his employment and supersedes all other agreements and understandings, whether written or oral.

[Signature page follows immediately]

IN WITNESS WHEREOF, this Amendment has been executed by the Company, by its duly authorized representative, by Parent, by its duly authorized representative, and by you, as of the date first above written.

MARK COSBY	THE COMPANY

/s/ Mark Cosby	By:	/s/ Holly Shaskey-Platek
	Name:	Holly Shaskey-Platek
	Title:	Executive Vice President, Chief Human Resources Officer

PARENT

	By:	/s/ Holly Shaskey-Platek
	Name:	Holly Shaskey-Platek
	Title:	Executive Vice President, Chief Human Resources Officer